FOR IMMEDIATE RELEASE July 13, 2010	101 N. Broadway Oklahoma City, OK 73102 www.bancfirst.com

BancFirst Corporation Announces Agreement to Acquire
Union National Bancshares, Inc.

Oklahoma City, OK – BancFirst Corporation (NASDAQ NMS: BANF) announced today that it has entered into an agreement to acquire Union National Bancshares, Inc., and its subsidiary bank, Union Bank of Chandler, with offices in Chandler and Tulsa, Okla.  Union Bank of Chandler has approximately $135 million in total assets, $86 million in loans, $120 million in deposits and $14 million in equity capital.  The bank will operate as Union Bank of Chandler until its systems are merged into the BancFirst system, which is expected to be during the fourth quarter of 2010.  The transaction is scheduled to be completed by September 30, 2010, and is subject to regulatory approval.

BancFirst Corporation President and CEO David E. Rainbolt stated, “Union Bank has long been one of this state’s outstanding community banks.  Unlike banks around the country that have struggled in this economic crisis, Union’s leadership has demonstrated exemplary banking practices. Ben Walkingstick is a legendary businessman and I am proud that we will be working together. Danny Alsip, president of Union Bank, is an outstanding banker and will continue to serve as president of the Chandler bank.”

Ben Walkingstick, CEO of Union National Bancshares, Inc. stated, “BancFirst has a philosophy and reputation for community banking. With their resources we will be able to offer our customers additional services and products. Lincoln County has been good to my family and I wanted to make sure whomever I sold to would be the right fit.”  Walkingstick will serve as chairman of BancFirst Chandler.

Janet Gotwals, who manages Union Bank’s Tulsa location, will continue as senior vice president of lending in that market.

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About BancFirst

BancFirst Corporation is an Oklahoma based financial services holding company.  The Company’s principal subsidiary bank, BancFirst, is Oklahoma’s largest state-chartered bank with total assets of $4.5 billion and 85 banking locations serving 47 communities across Oklahoma. BancFirst is listed on the NASDAQ National Market System under the symbol BANF. More information can be found at bancfirst.com

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations for forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statement.

For additional information:

David Rainbolt, chief executive officer, BancFirst Corporation at (405) 270-1002

Ben Walkingstick, chief executive officer, Union National Bancshares, Inc.  (405) 258-1795.